Filed Pursuant to Rule 424(b)(3)

Registration No. 333-128527

Prospectus Supplement to Prospectus dated October 7, 2005

SatCon Technology Corporation

6,140,226 Shares of Common Stock

This prospectus supplement updates the prospectus dated October 7, 2005 relating to the offer for sale of up to an aggregate of 6,140,226 shares of common stock of SatCon Technology Corporation by the selling stockholders identified in the prospectus and this prospectus supplement, and any of their pledgees, donees, transferees or other successors in interest.

We are providing this prospectus supplement to update the table in the prospectus under the caption “Selling Stockholders” to reflect a transfer of a warrant to purchase 50,525 shares of common stock from Sunrise Equity Partners, L.P. to Crestview Capital Master, LLC.  The amounts set forth below are based upon information provided to us by the selling stockholder (or their representatives), or on our records, and are accurate to the best of our knowledge.  Unless we indicate otherwise, the information in this prospectus supplement is as of June 5, 2008.

	Number of Shares of Common Stock Beneficially Owned as of	Number of Shares of Common Stock		Number of Shares of Common Stock to be Beneficially Owned After Offering (2)
Name of Selling Stockholder	06/05/08 (1)	Being Offered		Number	Percentage (3)

Sunrise Equity Partners, L.P.	N/A	0		N/A	N/A
Crestview Capital Master, LLC (4)	264,525	200,525	(5)	64,000	*

*          Less than 1%.

(1)       Includes shares issuable upon exercise of warrants that are exercisable within 60 days of June 5, 2008.

(2)       We do not know when or in what amounts a selling stockholder may offer shares for sale. The selling stockholders may not sell any or all of the shares offered by the prospectus or this prospectus supplement. Because the selling stockholders may offer all or some of the shares pursuant to this offering, and because there are currently no agreements, arrangements or understandings with respect to the sale of any of the shares, we cannot estimate the number of the shares that will be held by the selling stockholders after completion of the offering. However, for purposes of this table, we have assumed that, after completion of the offering, none of the shares covered by the prospectus or this prospectus supplement will be held by the selling stockholders.

(3)       For each selling stockholder, this number represents the percentage of common stock to be owned by such selling stockholder after completion of the offering, based on the number of shares of common stock outstanding as of June 5, 2008 (50,626,730 shares) and assuming (i) exercise of any warrants that are exercisable within 60 days of June 5, 2008 owned by such selling stockholder and (ii) none of the warrants held by other persons have been exercised.

(4)       Crestview Capital Partners, LLC (“CCP”) is the sole managing member of Crestview Capital Master, LLC (“CCM”) and may be deemed to have sole voting and investment power with respect to the securities beneficially owned by CCM.  CCP disclaims beneficial ownership of these securities.  The Managing Members of CCP are Stewart Flink, Robert Hoyt and Daniel Warsh, each of whom may be deemed to have voting and dispositive power over securities beneficially owned by CCM, and each of whom also disclaims beneficial ownership of these securities.  Mr. Flink is an affiliate of a broker-dealer and it has been confirmed to us that the securities were acquired to be resold in the ordinary course of business and that there are no arrangements with any other persons, whether directly or indirectly, to dispose of the securities.

(5)       Represents shares of common stock issuable upon exercise of warrants issued in connection with our $5.8 million private placement of common stock in August 2005. These warrants have an exercise price of $1.99 per share and may be exercised at any time through August 14, 2010.

This prospectus supplement is not complete without the prospectus dated October 7, 2005, and we have not authorized anyone to deliver or use this prospectus supplement without the prospectus.

The date of this prospectus supplement is June 9, 2008.